Exhibit 3.1

The Commonwealth of Massachusetts

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Amendment

(General Laws Chapter 156D, Section 10.06; 950 CMR 113.34)

(1)	Exact name of the Corporation: dMY Squared Technology Group, Inc.

(2)	Registered Office Address: 44 School Street, Suite 505, Boston, MA 02108.

            (number, street, city or town, state, zip code)

(3)	These articles of amendment affect article(s): IV

                (specify the number(s) of articles(s) being amended (I-VI)

(4)	Date adopted: January 2, 2024

(month, day, year)

(5)	Approved by:

(check appropriate box)

☐ the incorporators.

☐ the board of directors without shareholder approval and shareholder approval was not required.

☒ the board of directors and the shareholders in the manner required by law and the articles of organization.

(6)

State the article number and the text of the amendment. Unless contained in the text of the amendment, state the provisions or implementing the exchange, reclassification or cancellation of issued shares.

1.	The text of Section A 4(a) of Article IV of the Amended and Restated Articles of Organization is hereby amended and restated in its entirety to read as follows:

“(a) Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) (a) at any time and from time to time at the election of the holder thereof or (b) automatically concurrently with or immediately following the closing of the Business Combination (as defined below).”

2.	The text of Section F 1(b) of Article IV of the Amended and Restated Articles of Organization is hereby amended and restated to read in its entirety as follows:

“(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 12, 2022, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Public Shareholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination within 16 months from the effective date of the Registration Statement, which date may be extended by resolution of the Corporation’s Board of Directors up to twenty-three (23) times for an additional one (1) month each time (each, an “Additional Extension”), to up to 39 months from the effective date of the Registration Statement; provided that the Sponsor (or its affiliates or designees) will deposit into the Trust Account as a loan (a “Contribution”, and the Sponsor, its affiliates or designees making such Contribution, a “Contributor”), one business day following the public announcement by the Corporation disclosing that the Board of Directors has determined to implement an Additional Extension, with respect to each such Additional Extension, an amount equal to $50,000, in exchange of a non-interest bearing, unsecured convertible promissory note to the Contributor repayable by the Corporation upon consummation of a Business Combination, and (iii) the redemption of shares in connection with a vote seeking to amend such provisions of these Articles as described in Section F 7 of this Article IV. Holders of shares of Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as “Public Shareholders”.”

3.	The text of Section F 2(a) of Article IV of the Amended and Restated Articles of Organization is hereby amended and restated in its entirety to read as follows:

“(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections F 2(b) and 2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section F 2(b) hereof (the “Redemption Price”). Notwithstanding anything to the contrary contained in these Articles, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.”

4.	The text of Section F 2(d) of Article IV of the Amended and Restated Articles of Organization is hereby amended and restated to read in its entirety as follows:

“(d) In the event that the Corporation has not consummated an initial Business Combination within 16 months from the effective date of the Registration Statement, which date may be extended by resolution of the Corporation’s Board of Directors up to twenty-three (23) times for an additional one (1) month each time (provided that the Contributor has made the Contribution), to up to 39 months from the effective date of the Registration Statement (or such earlier date as determined by the Board of Directors and included in a public announcement), the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem one hundred percent (100%) of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the MBCA to provide for claims of creditors and other requirements of applicable law.”

5.	The text of Section F 2(e) of Article IV of the Amended and Restated Articles of Organization is hereby amended and restated in its entirety to read as follows:

“(e) If the Corporation offers to redeem the Offering Shares in conjunction with a shareholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a shareholder meeting held to consider such initial Business Combination.”

6.	Section F 2(f) of Article IV of the Amended and Restated Articles of Organization is hereby deleted in its entirety.

7.	The text of Section F 4 of Article IV of the Amended and Restated Articles of Organization is hereby amended and restated in its entirety to read as follows:

“Share Issuances. Except in connection with the conversion of Class B common stock into Class A common stock pursuant to Section A 4 of Article IV where the holders of such shares of Class B common stock have waived any right to receive funds from the Trust Account, prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation that would entitle the holders thereof to receive funds from the Trust Account or vote as a class with the Class A Common Stock on any initial Business Combination, on any pre-Business Combination activity or on any amendment to this Section F of Article IV.”

8.	The text of Section F 7 of Article IV of the Amended and Restated Articles of Organization is hereby amended and restated to read in its entirety as follows:

“Additional Redemption Rights. If, in accordance with Section F 1(a), any amendment is made to these Articles (a) to modify the substance or timing of the Corporation’s obligation to redeem one hundred percent (100%) of the Offering Shares if the Corporation has not consummated an initial Business Combination within 16 months from the effective date of the Registration Statement, which date may be extended by resolution of the Corporation’s Board of Directors up to twenty-three (23) times for an additional one (1) month each time, to up to 39 months from the effective date of the Registration Statement (provided that the Contributor has made the Contribution), or (b) with respect to any other material provisions of these Articles relating to shareholders’ rights or pre-initial Business Combination activity, the Public Shareholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Corporation to pay its taxes, divided by the number of then outstanding Offering Shares.”

(7)	The amendment shall be effective at the time and on the date approved by the Division, unless a later effective date not more than 90 days from the date and time of filing is specified: [N/A].

Signed by:	/s/ Harry You

            (signature of authorized individual)

☐ Chairman of the board of directors,

☒ President,

☐ Other officer,

☐ Court-appointed fiduciary,

On this 2nd day of January, 2024